Exhibit 4.3

BRINK’S HOME SECURITY HOLDINGS, INC.
2008 EQUITY INCENTIVE PLAN

Section 1.  Purpose.

The purpose of the Brink’s Home Security Holdings, Inc. 2008 Equity Incentive Plan is to encourage those individuals who are expected to contribute significantly to the success of the Company and its Subsidiaries to accept employment or continue in the employ of the Company and its Subsidiaries, to enhance their incentive to perform at the highest level, and, in general, to further the best interests of the Company and its shareholders.

Section 2.  Definitions.

As used in the Plan, the following terms shall have the meanings set forth below:

(a)                        “Act” shall mean the Securities Exchange Act of 1934, as amended.

(b)                       “Affiliate” shall mean (i) any entity that, directly or indirectly, is controlled by the Company and (ii) any entity in which the Company has a significant equity interest, in either case as determined by the Committee.

(c)                        “Award” shall mean any Option, Stock Appreciation Right, award of Restricted Stock, award of Performance Stock, Other Stock-Based Award or Converted Award granted under the Plan.

(d)                       “Award Agreement” shall mean any written agreement, contract or other instrument or document evidencing any Award granted under the Plan, which may, but need not, be executed or acknowledged by a Participant.

(e)                        “Beneficiary” shall mean a person or persons entitled to receive payments or other benefits or exercise rights that are available under the Plan in the event of the Participant’s death.

(f)                          “Board” shall mean the board of directors of the Company.

(g)                       “Change in Control” shall mean the occurrence of:

(i) (A) any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which the Shares would be converted into cash, securities or other property other than a consolidation or merger in which holders of the total voting power in the election of directors of the Company of Shares outstanding (exclusive of shares held by the Company’s Affiliates) (the “Total Voting Power”) immediately prior to the consolidation or merger will have the same proportionate ownership of the total voting power in the election of directors of the surviving corporation immediately after the consolidation or merger, or (B) any sale, lease, exchange or other transfer (in one transaction or a series of transactions) of all or substantially all the assets of the Company;

(ii) any “person” (as defined in Section 13(d) of the Act) other than the Company, its Affiliates or an employee benefit plan or trust maintained by the Company or its affiliates, becoming the “beneficial owner” (as defined in Rule 13d-3 under the Act), directly or indirectly, of more than 20% of the Total Voting Power; or

(iii) at any time during a period of two consecutive years, individuals who at the beginning of such period constituted the Board ceasing for any reason to constitute at least a majority thereof, unless the election by the Company’s shareholders of each new director during such two-year period was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of such two-year period.

(h)                       “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

(i)                           “Committee” shall mean the Compensation and Benefits Committee of the Board or such other committee as may be designated by the Board.

(j)                           “Company” shall mean Brink’s Home Security Holdings, Inc.

(k)                        “Converted Awards” shall mean the options to purchase Shares into which stock options that were originally issued under The Brink’s Company 1988 Stock Option Plan or The Brink’s Company 2005 Equity Incentive Plan are converted pursuant to the EMA Agreement.

(l)                           “Distribution” shall mean the consummation of the distribution, on a pro rata basis, by The Brink’s Company to the record holders of The Brink’s Company of all of the outstanding shares of Company stock owned by The Brink’s Company on the date of distribution.

(m)                     “EMA Agreement” shall mean the Employee Matters Agreement by and between The Brink’s Company and the Company.

(n)                       “Executive Group” shall mean every person who is expected by the Committee to be both (i) a “covered employee” as defined in Section 162(m) of the Code as of the end of the taxable year in which payment of the Award may be deducted by the Company, and (ii) the recipient of compensation of more than $1,000,000 (as such number appearing in Section 162(m) of the Code may be adjusted by any subsequent legislation) for that taxable year.

(o)                       “Fair Market Value” shall mean with respect to Shares, the average of the high and low quoted sale prices of a share of such common stock on the date in question (or, if there is no reported sale on such date, on the last preceding date on which any reported sale occurred) on the New York Stock Exchange Composite Transactions Tape or with respect to any property other than Shares, the fair market value of such property determined by such methods or procedures as shall be established from time to time by the Committee.

(p)                       “Incentive Stock Option” shall mean an option representing the right to purchase Shares from the Company, granted under and in accordance with the terms of Section 6, that meets the requirements of Section 422 of the Code, or any successor provision thereto.

(q)                       “Non-Qualified Stock Option” shall mean an option representing the right to purchase Shares from the Company, granted under and in accordance with the terms of Section 6, that is not an Incentive Stock Option.

(r)                          “Option” shall mean an Incentive Stock Option or a Non-Qualified Stock Option.

(s)                        “Other Stock-Based Award” shall mean any right granted under Section 10.

(t)                          “Participant” shall mean an individual granted an Award under the Plan.

(u)                       “Performance Stock” shall mean any Share granted under Section 9.

(v)                       “Plan” shall mean this Brink’s Home Security Holdings, Inc. 2008 Equity Incentive Plan.

(w)                     “Restricted Stock” shall mean any Share granted under Section 8.

(x)                         “Retirement” shall mean, with respect to any Participant, any termination of such Participant’s employment on or after the date on which the Participant has (i) attained age 65 and completed at least five years of service with the Company or any of its Subsidiaries or with The Brink’s Company or any of its subsidiaries, or (ii) attained age 55 and completed at least ten years of service with the Company or any of its Subsidiaries or with The

Brink’s Company or any of its subsidiaries.

(y)                       “SAR” or “Stock Appreciation Right” shall mean any right granted to a Participant pursuant to Section 7 to receive, upon exercise by the Participant, the excess of (i) the Fair Market Value of one Share on the date of exercise or at any time during a specified period before the date of exercise over (ii) the grant price of the right on the date of grant, or if granted in connection with an outstanding Option on the date of grant of the related Option, as specified by the Committee in its sole discretion, which, except in the case of Substitute Awards or in connection with an adjustment provided in Section 5(d), shall not be less than the Fair Market Value of one Share on such date of grant of the right or the related Option, as the case may be.

(z)                         “Shares” shall mean shares of the common stock of the Company.

(aa)                  “Subsidiary” shall mean any corporation of which stock representing at least 50% of the ordinary voting power is owned, directly or indirectly, by the Company.

(bb)                “Substitute Awards” shall mean Awards granted in assumption of, or in substitution for, outstanding awards previously granted by a company acquired by the Company or with which the Company combines.

Section 3.  Eligibility.

(a)                        Any individual who is employed by the Company or any Affiliate, including any officer-director, shall be eligible to be selected to receive an Award under the Plan.

(b)                       Directors who are not full-time or part-time officers are not eligible to receive Awards hereunder.

(c)                        Holders of options and other types of Awards granted by a company acquired by the Company or with which the Company combines are eligible for grants of Substitute Awards hereunder.

Section 4.  Administration.

(a)                        The Plan shall be administered by the Committee.  The Committee shall be appointed by the Board and shall consist of not less than three directors, each of whom shall be independent, within the meaning of and to the extent required by applicable rulings and interpretations of the New York Stock Exchange and the Securities and Exchange Commission, and each of whom shall be a “Non-Employee Director”, as defined from time to time for purposes of Section 16 of the Act and the rules promulgated thereunder and shall satisfy the requirements for an outside director pursuant to Section 162(m) of the Code, and any regulations issued thereunder.  The Board may designate one or more directors as alternate members of the Committee who may replace any absent or disqualified member at any meeting of the Committee.  No member or alternate member of the Committee shall be eligible, while a member or alternate member, for participation in the Plan.  The Committee may issue rules and regulations for administration of the Plan.  It shall meet at such times and places as it may determine.

(b)                       Subject to the terms of the Plan and applicable law, the Committee shall have full power and authority to: (i) designate Participants; (ii) determine the type or types of Awards (including Substitute Awards) to be granted to each Participant under the Plan; (iii) determine the number of Shares to be covered by (or with respect to which payments, rights, or other matters are to be calculated in connection with) Awards; (iv) determine the terms and conditions of any Award; (v) determine whether, to what extent, and under what circumstances Awards may be settled or exercised in cash, Shares, other securities, or other Awards, or canceled, forfeited or suspended, and the method or methods by which Awards may be settled, exercised, canceled, forfeited or suspended; (vi) determine whether, to what extent, and under what circumstances cash, Shares, other securities, other Awards, and other amounts payable with respect to an Award under the Plan shall be deferred either automatically or at the election of the holder thereof or of the Committee; (vii) interpret and administer the Plan and any instrument or agreement relating to, or Award made under, the Plan; (viii) establish, amend, suspend or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; and (ix) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan.

(c)                        All decisions of the Committee shall be final, conclusive and binding upon all parties, including the Company, the shareholders and the Participants.

Section 5.  Shares Available for Awards.

(a)                        Subject to adjustment as provided below, the number of Shares available for issuance under the Plan shall be equal to the sum of (i) 1,000,000 and (ii) the aggregate number of Shares subject to the Converted Awards.  Any Shares covered by an Award other than Options, SARs and Converted Awards shall be counted against this limit as 2 Shares for every one Share covered by the Award.  In addition, each SAR shall be counted against this limit as one Share, regardless of whether a Share is used to settle the SAR upon exercise.  Notwithstanding the foregoing and subject to adjustment as provided in Section 5(d), no Participant may receive Options and SARs under the Plan (other than Converted Awards) in any calendar year that relate to more than 200,000 Shares.

(b)                       If, after the effective date of the Plan, any Shares covered by an Award, other than a Substitute Award but including Converted Awards, or to which such an Award relates, are forfeited, or if such an Award otherwise terminates without the delivery of Shares or of other consideration, then the Shares covered by such Award, or to which such Award relates, to the extent of any such forfeiture or termination, shall again be, or shall become, available for issuance under the Plan.

(c)                        Any Shares delivered pursuant to an Award may consist, in whole or in part, of authorized and unissued Shares or Shares acquired by the Company.

(d)                       In the event that the Committee shall determine that any dividend or other distribution (whether in the form of cash, Shares or other securities), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of Shares or other securities of the Company, issuance of warrants or other rights to purchase Shares or other securities of the Company, or other similar corporate transaction or event affects the Shares such that an adjustment is determined by the Committee to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Committee shall, in such manner as it may deem equitable, adjust any or all of (i) the number and type of Shares (or other securities) which thereafter may be made the subject of Awards, including the aggregate and individual limits specified in Section 5(a) and Section 9(d), (ii) the number and type of Shares (or other securities) subject to outstanding Awards, and (iii) the grant, purchase, or exercise price with respect to any Award or, if deemed appropriate, make provision for a cash payment to the holder of an outstanding Award; provided, however, that the number of Shares subject to any Award denominated in Shares shall always be a whole number.

(e)                        Shares underlying Substitute Awards shall not reduce the number of Shares remaining available for issuance under the Plan.

(f)                          Effective as of the Distribution, the Converted Awards shall become obligations of the Company under the Plan, and the Company shall assume all liabilities and responsibilities with respect thereto, in each case as provided in the EMA Agreement.  Notwithstanding anything to the contrary, the terms and conditions applicable to the Converted Awards shall be as specified in the EMA Agreement.

Section 6.  Options.

The Committee is hereby authorized to grant Options to Participants with the following terms and conditions and with such additional terms and conditions, in either case not inconsistent with the provisions of the Plan, as the Committee shall determine:

(a)                        The purchase price per Share under an Option shall be determined by the Committee; provided, however, that, except in the case of Substitute Awards, such purchase price shall not be less than the Fair Market Value of a Share on the date of grant of such Option.

(b)                       The term of each Option shall be fixed by the Committee but shall not exceed 6 years from the date of grant thereof.

(c)                        The Committee shall determine the time or times at which an Option may be exercised in whole or in part; provided, however, that, except in the event of a Change in Control and in the case of Substitute Awards, an Option shall not be exercisable before the expiration of one year from the date the Option is granted.

(d)                       The Committee shall determine the method or methods by which, and the form or forms, including, without limitation, cash, Shares, other Awards, or any combination thereof, having a Fair Market Value on the exercise date equal to the relevant exercise price, in which, payment of the exercise price with respect to Awards may be made or deemed to have been made.

(e)                        The terms of any Incentive Stock Option granted under the Plan shall comply in all respects with the provisions of Section 422 of the Code, or any successor provision thereto, and any regulations promulgated thereunder.

(f)                          Options shall not be granted under the Plan in consideration for and shall not be conditioned upon the delivery of Shares to the Company in payment of the exercise price and/or tax withholding obligation under any other employee stock option.

(g)                       Section 11 sets forth certain additional provisions that shall apply to Options.

Section 7.  Stock Appreciation Rights.

(a)                        The Committee is hereby authorized to grant Stock Appreciation Rights (“SARs”) to Participants with terms and conditions as the Committee shall determine not inconsistent with the provisions of the Plan.

(b)                       SARs may be granted hereunder to Participants either alone (“freestanding”) or in addition to other Awards granted under the Plan (“tandem”) and may, but need not, relate to a specific Option granted under Section 6.

(c)                        Any tandem SAR related to an Option may be granted at the same time such Option is granted or at any time thereafter before exercise or expiration of such Option.  In the case of any tandem SAR related to any Option, the SAR or applicable portion thereof shall not be exercisable until the related Option or applicable portion thereof is exercisable and shall terminate and no longer be exercisable upon the termination or exercise of the related Option, except that a SAR granted with respect to less than the full number of Shares covered by a related Option shall not be reduced until the exercise or termination of the related Option exceeds the number of Shares not covered by the SAR.  Any Option related to any tandem SAR shall no longer be exercisable to the extent the related SAR has been exercised.

(d)                       A freestanding SAR shall not have a term of greater than 6 years or, unless it is a Substitute Award, an exercise price less than 100% of Fair Market Value of the Share on the date of grant and, except in the event of a Change in Control and in the case of Substitute Awards, shall not be exercisable before the expiration of one year from the date the SAR is granted.

(e)                        Section 11 sets forth certain additional provisions that shall apply to SARs.

Section 8.  Restricted Stock.

(a)                        The Committee is hereby authorized to grant Awards of Restricted Stock to Participants.

(b)                       Shares of Restricted Stock shall be subject to such restrictions as the Committee may impose (including, without limitation, any limitation on the right to vote a Share of Restricted Stock or the right to receive any dividend or other right), which restrictions may lapse separately or in combination at such time or times, in such installments or otherwise, as the Committee may deem appropriate; provided, however, that subject to Section 12(g) and except in the case of Substitute Awards, Restricted Stock shall have a vesting period of not less than one year.

(c)                        Any Share of Restricted Stock granted under the Plan may be evidenced in such manner as the Committee may deem appropriate including, without limitation, book-entry registration or issuance of a stock certificate or certificates.  In the event any stock certificate is issued in respect of Shares of Restricted Stock granted under the Plan, such certificate shall be registered in the name of the Participant and shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Stock.

(d)                       The Committee may in its discretion, when it finds that a waiver would be in the best interests of the Company, waive in whole or in part any or all restrictions with respect to Shares of Restricted Stock; provided, that the Committee may not waive the restriction in the proviso of Section 8(b).

(e)                        Section 11 sets forth certain additional provisions that shall apply to Restricted Stock.

Section 9.  Performance Stock.

(a)                        The Committee is hereby authorized to grant Awards of Performance Stock to Participants.

(b)                       Subject to the terms of the Plan, Shares of Performance Stock shall be subject to such restrictions as the Committee may impose (including, without limitation, any limitation on the right to vote a Share of Performance Stock or the right to receive any dividend or other right), which restrictions may lapse, in whole or in part, upon the achievement of such performance goals during such performance periods as the Committee shall establish.  Subject to the terms of the Plan, the performance goals to be achieved during any performance period, the length of any performance period, the number of Shares subject to any Award of Performance Stock granted and subsequently released to a Participant shall be determined by the Committee; provided, however, that subject to Section 12(g), the performance period relating to any Award of Performance Stock shall be at least one year.

(c)                        Any Share of Performance Stock granted under the Plan may be evidenced in such manner as the Committee may deem appropriate including, without limitation, book-entry registration or issuance of a stock certificate or certificates.  In the event any stock certificate is issued in respect of Shares of Performance Stock granted under the Plan, such certificate shall be registered in the name of the Participant and shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Performance Stock.

(d)                       Every Award of Performance Stock to a member of the Executive Group shall, if the Committee intends that such Award should constitute “qualified performance-based compensation” for purposes of Section 162(m) of the Code, include a pre-established formula, such that payment, retention or vesting of the Award is subject to the achievement during a performance period or periods, as determined by the Committee, of a level or levels, as determined by the Committee, of performance measures with respect to the Company, any Subsidiary and/or any business unit of the Company or any Subsidiary, such performance measures to be comprised of one or more of the following: (i) net income, (ii) operating income, (iii) return on assets, (iv) revenue growth, (v) total shareholder return, (vi) earnings per share, (vii) return on equity, (viii) net revenue per employee, (ix) market share, (x) return on capital and/or economic value added (or equivalent metric), (xi) cash flow and/or free cash flow (before or after dividends), (xii) subscriber growth (on an average or period ending basis), (xiii) growth in monthly recurring revenue, (xiv) growth in installations (on a gross or net basis) or (xv) rate or number of disconnects (on a gross or net basis), each as determined in accordance with generally accepted accounting principles, where applicable, as consistently applied by the Company and, if so determined by the Committee prior to the release or forfeiture of the Shares of Performance Stock, adjusted, to the extent permitted under Section 162(m) of the Code if the Committee intends the Award of Performance Stock to continue to constitute “qualified performance-based compensation” under Section 162(m) of the Code, to omit the effects of extraordinary items, the gain or loss on the disposal of a business segment, unusual or infrequently occurring events and transactions, accruals for awards under the Plan and cumulative effects of changes in accounting principles.  Performance measures may vary from Performance Stock Award to Performance Stock Award and from Participant to Participant and may be established on a stand-alone basis, in tandem or in the alternative.  For any recipient of Awards subject to any such pre-established formula, the maximum number of Shares subject to all Awards granted to any such recipient in any year shall be 200,000, subject to adjustment as provided in Section 5(d).  Notwithstanding any provision of the Plan to the contrary, the Committee may decrease, but shall not be authorized to increase, the number of Shares subject to any Award to which this Section 9(d) applies upon attainment of such pre-established formula.

(e)                        Section 11 sets forth certain additional provisions that shall apply to Performance Stock.

Section 10.  Other Stock-Based Awards.

The Committee is hereby authorized to grant to Participants such other Awards (including, without limitation, rights to dividends and dividend equivalents) that are denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, Shares (including, without limitation, securities convertible into Shares) as are deemed by the Committee to be consistent with the purposes of the Plan.  Subject to the terms of the Plan, the Committee shall determine the terms and conditions of such Awards.  Shares or other securities delivered pursuant to a purchase right granted under this Section 10 shall be purchased for such consideration, which may be paid by such method or methods and in such form or forms, including, without limitation, cash, Shares, other securities, other Awards, or any combination thereof, as the Committee shall determine, the value of which consideration, as established by the Committee, shall, except in the case of Substitute Awards, not be less than the Fair Market Value of such Shares or other securities as of the date such purchase right is granted.

Section 11.  Effect of Termination of Employment on Awards.

Except as otherwise provided by the Committee at the time an Option, SAR, Restricted Stock, or Performance Stock is granted or in any amendment thereto, if a Participant ceases to be employed by the Company or any Affiliate, then:

(a)                        with respect to an Option or SAR:

(i)                      subject to Section 11(a)(ii), if termination is by reason of the Participant’s Retirement or permanent and total disability, each Option or SAR held by the Participant shall continue to remain outstanding and shall become or remain exercisable and in full force and effect in accordance with its terms until the expiration date of the Award;

(ii)                   if termination is by reason of the death of the Participant, or if the Participant dies after Retirement or permanent and total disability as referred to in Section 11(a)(i), each Option or SAR held by the Participant shall become fully exercisable at the time of the Participant’s death (or, except with respect to Substitute Awards, if later, at the time of the one year anniversary of the Option or SAR grant date) and may be exercised by the Participant’s Beneficiary at any time within a period of three years after death (but not after the expiration date of the Award);

(iii)                if termination of employment is for any reason other than as provided in Section 11(a)(i) or (ii), the Participant may exercise each Option or SAR held by the Participant within 90 days after such termination (but not after the expiration date of such Award) to the extent such Award was exercisable pursuant to its terms at the date of termination; provided, however, if the Participant should die within 90 days after such termination, each Option or SAR held by the Participant may be exercised by the Participant’s Beneficiary at any time within a period of one year after death (but not after the expiration date of the Award) to the extent such Award was exercisable pursuant to its terms at the date of termination;

(b)                       with respect to Restricted Stock:

(i)                      subject to Section 11(b)(ii), if termination is by reason of the Participant’s Retirement or permanent and total disability, each Restricted Stock Award held by the Participant shall continue to remain outstanding and in full force and effect and any restrictions with respect to such Restricted Stock Award shall lapse in accordance with the terms of the Award;

(ii)                   if termination is by reason of the Participant’s death, or if the Participant dies after Retirement or permanent and total disability as referred to in Section 11(b)(i), any and all restrictions with respect to each Restricted Stock Award held by the Participant shall lapse at the time of the Participant’s death (or, except with respect to Substitute Awards, if later, at the time of the one year anniversary of the Restricted Stock Award grant date);

(iii)                if termination of employment is by reason other than as provided in Section 11(b)(i) or (ii), any Restricted Stock Award held by the Participant that remains subject to restrictions shall be canceled as of such termination of employment and shall have no further force or effect;

(c)                        with respect to Performance Stock:

(i)                      if termination is by reason of the Participant’s Retirement or permanent and total disability, each Performance Stock Award held by the Participant shall remain outstanding and in full force and effect and any restrictions with respect to such Performance Stock Award shall lapse in accordance with the terms of the Award (including the requirements for achieving the applicable performance measures) regardless of whether the Participant dies during such period;

(ii)                   if termination of employment occurs prior to the expiration of any performance period applicable to a Performance Stock Award and such termination is by reason of the Participant’s death, the Participant’s Beneficiary shall be entitled to receive following the expiration of such performance period, a pro-rata portion of the number of Shares subject to the Performance Stock Award with respect to which the restrictions would have otherwise lapsed notwithstanding the Participant’s death, determined based on the number of days in the performance period that shall have elapsed prior to such termination, and the remainder of such Performance Stock Award shall be canceled; and

(iii)                if termination of employment occurs prior to the expiration of any performance period applicable to a Performance Stock Award and such termination is for any reason other than as provided in Section 11(c)(i) or (ii), any Performance Stock Award held by the Participant shall be canceled as of such termination of employment and shall have no further force or effect.

Section 12.  General Provisions Applicable to Awards.

(a)                        Awards shall be granted for no cash consideration or for such minimal cash consideration as may be required by applicable law.

(b)                       Awards may, in the discretion of the Committee, be granted either alone or in addition to or in tandem with any other Award or any award granted under any other plan of the Company.  Awards granted in addition to or in tandem with other Awards, or in addition to or in tandem with awards granted under any other plan of the Company, may be granted either at the same time as or at a different time from the grant of such other Awards or awards.

(c)                        Subject to the terms of the Plan, payments or transfers to be made by the Company upon the grant, exercise or payment of an Award may be made in the form of cash, Shares, other securities or other Awards, or any combination thereof, as determined by the Committee in its discretion at the time of grant, and may be made in a single payment or transfer, in installments, or on a deferred basis, in each case in accordance with rules and procedures established by the Committee.  Such rules and procedures may include, without limitation, provisions for the payment or crediting of reasonable interest on installment or deferred payments or the grant or crediting of dividend equivalents in respect of installment or deferred payments.

(d)                       No Award and no right under any Award shall be assignable, alienable, saleable or transferable by a Participant otherwise than by will or pursuant to Section 12(e).  Each Award, and each right under any Award, shall be exercisable during the Participant’s lifetime only by the Participant or, if permissible under applicable law, by the Participant’s guardian or legal representative.  The provisions of this paragraph shall not apply to any Award which has been fully exercised, earned or paid, as the case may be, and shall not preclude forfeiture of an Award in accordance with the terms thereof.

(e)                        A Participant may designate a Beneficiary or change a previous beneficiary designation at such times prescribed by the Committee by using forms and following procedures approved or accepted by the Committee for that purpose.  If no Beneficiary designated by the Participant is eligible to receive payments or other benefits or exercise rights that are available under the Plan at the Participant’s death, the Beneficiary shall be the Participant’s estate.

(f)                          All certificates for Shares or other securities delivered under the Plan pursuant to any Award or the exercise thereof shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which such Shares or other securities are then listed, and any applicable Federal or state securities laws, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

(g)                       Unless specifically provided to the contrary in any Award Agreement, upon a Change in Control, all Awards shall become fully exercisable, shall vest and shall be settled, as applicable, and any restrictions applicable to any Award shall automatically lapse.  Notwithstanding the foregoing, upon a Change in Control, Performance Stock Awards shall be considered to be earned at their target level; any restrictions with respect to the target number of Shares subject to a Performance Stock Award shall lapse and any remaining Shares subject to such Performance Stock Award shall be cancelled and shall have no further force or effect.

Section 13.  Amendments and Termination.

(a)                        Except to the extent prohibited by applicable law and unless otherwise expressly provided in an Award Agreement or in the Plan, the Board may amend, alter, suspend, discontinue, or terminate the Plan or any portion thereof at any time; provided, however, that no such amendment, alteration, suspension, discontinuation or termination shall be made without (i) shareholder approval if such approval is required by the listing company rules of the New York Stock Exchange or (ii) the consent of the affected Participant, if such action would adversely affect the rights of such Participant under any outstanding Award, except to the extent any such amendment, alteration, suspension, discontinuance or termination is made to cause the Plan to comply with applicable law, stock exchange rules and regulations or accounting or tax rules and regulations.  Notwithstanding anything to the contrary herein, the Committee may amend the Plan in such manner as may be necessary to enable the Plan to achieve its stated purposes in any jurisdiction in a tax-efficient manner and in compliance with local rules and regulations.

(b)                       The Committee may waive any conditions or rights under, amend any terms of, or amend, alter, suspend, discontinue or terminate, any Award theretofore granted, prospectively or retroactively, without the consent of any relevant Participant or holder or beneficiary of an Award, provided, however, that no such action shall impair the rights of any affected Participant or holder or beneficiary under any Award theretofore granted under the Plan, except to the extent any such action is made to cause the Plan to comply with applicable law, stock exchange rules and regulations or accounting or tax rules and regulations; and provided further that, except as provided in Section 5(d), no such action shall directly or indirectly, through cancellation and regrant or any other method, reduce, or have the effect of reducing, the exercise price of any Award established at the time of grant thereof and provided further, that the Committee’s authority under this Section 13(b) is limited in the case of Awards subject to Section 9(d), as set forth in Section 9(d).

(c)                        Except as noted in Section 9(d), the Committee shall be authorized to make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of events (including, without limitation, the events described in Section 5(d)) affecting the Company, or the financial statements of the Company, or of changes in applicable laws, regulations or accounting principles, whenever the Committee determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan.

(d)                       The Committee may correct any defect, supply any omission, or reconcile any inconsistency in the Plan or any Award in the manner and to the extent it shall deem desirable to carry the Plan into effect.

Section 14.  Miscellaneous.

(a)                        No employee, Participant or other person shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of employees, Participants, or holders or beneficiaries of Awards under the Plan.  The terms and conditions of Awards need not be the same with respect to each recipient.

(b)                       The Company shall be authorized to withhold from any Award granted or any payment due or transfer made under any Award or under the Plan or from any compensation or other amount owing to a Participant the amount (in cash, Shares, other securities or other Awards) of withholding taxes due in respect of an Award, its exercise, or any payment or transfer under such Award or under the Plan and to take such other action (including, without limitation, providing for elective payment of such amounts in cash or Shares by the Participant) as may be necessary in the opinion of the Company to satisfy all obligations for the payment of such taxes.

(c)                        Nothing contained in the Plan shall prevent the Company from adopting or continuing in effect other or additional compensation arrangements, and such arrangements may be either generally applicable or applicable only in specific cases.

(d)                       The grant of an Award shall not be construed as giving a Participant the right to be retained in the employ of the Company or any Affiliate.  Further, the Company or the applicable Affiliate may at any time dismiss a Participant from employment, free from any liability, or any claim under the Plan, unless otherwise expressly provided in the Plan or in any Award Agreement or in any other agreement binding the parties.  The receipt of any Award under the Plan is not intended to confer any rights on the receiving Participant except as set forth in such Award.

(e)                        If any provision of the Plan or any Award is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction, or as to any person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, person or Award, and the remainder of the Plan and any such Award shall remain in full force and effect.

(f)                          Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company and a Participant or any other person.  To the extent that any person acquires a right to receive payments from the Company pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of the Company.

(g)                       No fractional Shares shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine whether cash or other securities shall be paid or transferred in lieu of any fractional Shares, or whether such fractional Shares or any rights thereto shall be canceled, terminated or otherwise eliminated.

Section 15.  Effective Date of the Plan.

The Plan shall become effective upon the Distribution.

Section 16.  Term of the Plan.

No Award shall be granted under the Plan after the date of the annual shareholders meeting in the tenth year after the effective date of the Plan.  However, unless otherwise expressly provided in the Plan or in an applicable Award Agreement, any Award theretofore granted may extend beyond such date, and the authority of the Committee to amend, alter, adjust, suspend, discontinue, or terminate any such Award, or to waive any conditions or rights under any such Award, and the authority of the Board to amend the Plan, shall extend beyond such date.